Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Charles & Colvard, Ltd.
Morrisville, North Carolina

We consent to the incorporation by reference in, Registration Statement No. 333-43613, and Registration Statement No. 333-93211 of C3, Inc. on Form S-8 and in Registration Statement No. 333-151255 and Registration Statement No. 333-100883 of Charles & Colvard, Ltd. on Form S-8 of our report dated March 26, 2010, relating to the financial statements of Charles & Colvard, Ltd. (which report expresses an unqualified opinion), appearing in this Annual Report on Form 10-K of Charles & Colvard, Ltd. for the year ended December 31, 2009.

/s/ FRAZER FROST, LLP

Little Rock, Arkansas
March 26, 2010